THERMACELL TECHNOLOGIES, INC. AND SUBSIDIARY

                    Computation of Loss Per Common Share

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                                                           For the Three Months Ended               For the Nine Months Ended
                                                                    June 30,                                 June 30,
                                                        ----------------------------------      -----------------------------------
                                                             1998               1997                 1998               1997
                                                        ---------------    ---------------      ----------------   ----------------
Shares  outstanding:                                         4,245,021          2,859,551             4,245,021          2,859,550
Weighted average shares outstanding w/o options              3,902,338          2,859,551             3,181,202          1,745,345
Incremental shares attributed to outstanding options           700,000                  -               350,000                  -
Weighted average number of shares repurchased                 (448,718)                 -               (98,718)                 -
                                                        ---------------    ---------------      ----------------   ----------------
Weighted average shares outstanding                          4,153,620          2,859,551             3,432,484          1,745,345
Net loss                                              $       (111,685)  $       (282,610)    $        (271,842) $        (866,104)

Net loss per share                                    $         (0.03)   $          (0.10)    $           (0.08) $           (0.50)

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